Exhibit 99.1

NEWS

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IMMEDIATE RELEASE
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FORD MOTOR COMPANY SETS AUGUST
RECORD AS U.S. SALES CLIMB 12.1%

51,021 FORD EXPLORERS LIFT FORD TO ITS BEST
SALES MONTH THIS YEAR

[Advisory: The telephone number for Ford Motor
Company's sales conference call is 888-747-3510.]

DEARBORN, MI, September 4, 2002 - U.S. customers purchased or leased 365,406 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in August, up 12.1 percent compared with a year ago. The company's August sales established a new record for the month and were the highest sales for any month this year.

"We're encouraged by the company's improving sales trend," said Jim O'Connor, Ford group vice president, North American Marketing, Sales, and Service. "August sales provide tangible evidence that our market share has stabilized and that we are starting to get some traction from the Revitalization Plan announced earlier this year."

Ford dealers delivered 51,021 Ford Explorers to U.S. customers in August - a new industry sport utility vehicle sales record. Explorer set the previous record (46,684) in March 2000.

"The Ford Explorer continues to be the benchmark for SUVs," said O'Connor. The Explorer has been the best selling SUV every year since it was introduced in 1990. In mid-September, Explorer production will eclipse five million.

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The Explorer helped Ford Division and its dealers set a new August sales record for combined car and truck sales (297,497) and for truck sales (211,067).

In addition, Ford Division recorded its 150 millionth sale in the United States since the first Ford car was delivered in 1903.

"Ford is America's No. 1 Choice," said O'Connor, referring to the fact that Americans have purchased and continue to purchase more Ford cars and trucks than any other automotive brand. "Ford employees, dealers, and suppliers value the trust our customers put in our products, and in our company, and we look forward to building on this legacy in the next century."

Almost all Ford products posted higher sales than a year ago, including the Ford Explorer (up 33%), Ford Escape (up 40%), Ford Mustang (up 29%), Ford Taurus (up 18%), Ford Focus (up 14%), and Ford F-Series (up 5%). In addition to the Explorer, the Escape and F-Series set new August sales records.

Lincoln sales were 32 percent higher than a year ago. Sales for the redesigned 2003 model Lincoln Town Car (up 12%) and all-new Lincoln Navigator (up 24%) were higher than a year ago and sales of the 2002 Lincoln LS (up 43%) and Continental (up 59%) also increased.

Mercury brand sales were 27 percent higher than a year ago. The Mercury Mountaineer set a new August record as sales climbed 10 percent and the Mercury Sable achieved an any-month sales record.

Jaguar dealers reported August sales of 6,011, up 62 percent compared with a year ago. August was the 13th month in a row of record sales at Jaguar. The new Jaguar S-TYPE achieved its best sales month (1,659) this year as sales increased 52% compared with a year ago. Sales for the Jaguar X-TYPE more than tripled compared with its introductory month a year ago. The new XK sports coupe debuts October 1.

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Land Rover dealers reported August sales of 3,772, up 65 percent. August was the
10th month in a row of record sales at Land Rover. The all-new Range Rover set an August sales record.

Volvo sales were 10,653, down 12 percent compared with last year's record sales. The all-new Volvo XC 90 sport utility vehicle debuts in November.

"Consumer fundamentals remain favorable," said O'Connor. "Low interest rates and inflation, and affordable vehicle prices and terms, continue to support strong demand for new cars and trucks."

The company also announced it was planning to produce 940,000 vehicles in North America in the third quarter and 960,000 vehicles in the fourth quarter. The third quarter plan is unchanged from prior forecasts. This is the initial forecast of fourth quarter production. The full year production forecast is
4.126 million vehicles.